Exhibit 99.1 NEWS RELEASE

Contact:	William J. Small
Chairman, President and CEO
(419) 782-5015
bsmall@first-fed.com

For Immediate Release

FIRST DEFIANCE ANNOUNCES 2007
FIRST QUARTER EARNINGS

DEFIANCE, OHIO (April 16, 2007) – First Defiance Financial Corp. (NASDAQ: FDEF) today announced that net income for its first quarter ended March 31, 2007 totaled $3.60 million, or $0.50 per diluted share, compared to $3.85 million or $0.54 per diluted share for the quarter ended March 31, 2006.

“We expected that in this environment, net income would be lower than in the first quarter of last year, due both to continued pressures on our net interest margin and anticipated increases in non-interest expenses,” said William J. Small, Chairman, President and Chief Executive Officer of First Defiance Financial Corp. “We are pleased that we have been able to continue to increase our non-interest income and we enhanced our insurance brokerage business with the acquisition of the Huber, Harger, Welt & Smith Agency in Bowling Green, Ohio. We closed on that acquisition on February 28 and have integrated it with our First Insurance and Investments subsidiary.”

Net Interest Income Declines
Net interest income was $12.0 million for the three months ended March 31, 2007 compared to $12.3 million for the first three months of 2006. Net interest income declined despite a $42.9 million increase in the average balance of interest-earning assets between the first quarter of 2006 and the first quarter of 2007. The average balance of loans receivable increased to $1.23 billion for the first quarter of 2007 from $1.18 billion in the first quarter of 2006. The yield on those loans increased by 47 basis points, to 7.38% in 2007 from 6.91% in 2006. The overall yield on interest-earning assets increased to 7.22% in the first quarter of 2007 compared to 6.73% for the same period in 2006. For the quarter, total interest income was $24.0 million, a $2.3 million increase over the first quarter of 2006.

The increase in interest income was offset by a $2.6 million increase in interest expense, which totaled $12.0 million for the 2007 first quarter compared to $9.4 million in the first three months of 2006. Most of the increase in interest expense was in interest-bearing deposits, where average balances increased $57.2 million to $1.03 billion for the 2007 first quarter, compared to $973.7 million for the first three months of 2006. The cost of those average deposits increased by 91 basis points between the 2006 and 2007 first quarters, to 3.75% from 2.84%.

        Exhibit 99.1

Overall, the interest rate spread was 3.26% for the 2007 first quarter, down from 3.55% in the first quarter of 2006. Net interest margin dropped by 21 basis points, to 3.63% for the 2007 first quarter compared to 3.84% in the first quarter of 2006. The net interest margin reported by First Defiance for the 2006 fourth quarter was 3.60%.

“Our margin actually came in higher than we expected when we prepared our 2007 budget,” said Mr. Small. “We are starting to see some improvement in our asset yields but we’re still not where we need to be. Also, we benefited this quarter from some adjustments to our yields that related to the accounting for loans acquired with impairment.”

“Net interest income will continue to be a challenge,” added Mr. Small. “Although our margin was better than budgeted, loan growth has been more modest than we anticipated. The first quarter is historically a slow period for loan growth and that was certainly the case in 2007. While we expect that loan growth will pick up for the balance of the year, we will be challenged to realize the same level of loan increases that we’ve become accustomed to during the last several years.”

Non-Interest Income Increases by 24%
Non-interest income increased by $1.1 million, or 24.2% in the 2007 first quarter compared with the first quarter of 2006, to $5.6 million from $4.5 million. Most of the increase was in service fee income, which increased to $2.5 million for the three months ended March 31, 2007 from $1.7 million in the same period of 2006. First Defiance implemented an overdraft privilege program in March 2006 that resulted in $821,000 of the increase.

Non-interest income also reflects the recognition of $754,000 of contingent commissions at First Insurance and Investments, which represents 44.3% of the $1.7 million of sales commission income recognized in the 2007 first quarter. By comparison, in 2006 First Defiance recorded $539,000 of contingent commissions, which represented 32.4% of commission income for that quarter. The contingent commissions are amounts paid to First Insurance and Investments by various property and casualty insurance companies and are based on both growth in premiums with those companies and favorable claims experience.

“We are pleased with the continued strong growth in our non-interest income,” said Mr. Small. “As noted, most of the growth in the first quarter was in the overdraft program that we put in place last March. As we have now hit the first anniversary of that program, fee income growth associated with overdrafts will slow in future period to period comparisons. However, it has been a great program both for our customers and for our bottom line.”

“We also are pleased to report our second consecutive year of very strong contingent commissions at First Insurance,” continued Mr. Small. “This amount is a reflection of effective management of our relationships with our insurance companies. These contingent commissions are typically recorded on a cash basis when they are received in the first quarter. Our results for March also include the revenue from the Huber, Harger Welt & Smith acquisition. With margin pressures expected to continue, we need to evaluate strategic acquisitions like this one in order to grow revenue.”

        Exhibit 99.1

Non-Interest Expenses Up 10%
Total non-interest expense for First Defiance increased to $11.8 million for the quarter ended March 31, 2007, an increase of 9.6% from the $10.7 million of non-interest expense recognized in the 2006 first quarter. A large portion of the increase is in compensation and benefits, which increased by $445,000 or 7.3% in the first quarter of 2007 compared to 2006. Other significant increases in non-interest expense include $110,000 of direct fees to the overdraft privilege vendor plus an increase in checking account write-offs of $50,000. Occupancy costs increased by $184,000 and advertising expenses increased by $78,000.

Approximately $200,000 of the increase in compensation and benefits relates to annual pay increases; $125,000 relates to first quarter 2007 compensation at the Lima Shawnee branch, which opened in July 2006, and at the newly acquired Huber, Harger Welt & Smith insurance agency; and $75,000 related to several new administrative positions, including a chief risk officer who was hired in September 2006.

“We recognize that expenses cannot grow faster than our revenue and we continue to focus on assuring that all necessary controls are in place to limit our spending,” said Mr. Small. “Generally the positions we’ve added have been necessary to enhance our growth strategy or to address important internal control issues. We are in the process of identifying appropriate measurements for all of our departments and branches which will enhance our long-term efforts to control our overhead costs.”

Provision for Loan Losses Up Slightly
First Defiance recorded a $457,000 provision for loan losses in the 2007 first quarter, an increase over the $383,000 recorded in the 2006 first quarter but in line with the level of provision that First Defiance has recognized in recent quarters. Net charge-offs for the 2007 first quarter were $284,000, compared to $208,000 in the 2006 first quarter. As a percentage of average loans, net charge-offs were 0.09% (annualized) for the 2007 first quarter compared to 0.07% in the first quarter of 2006. Non-performing assets, which includes non-accrual loans and real estate owned, increased to $10.8 million at March 31, 2007, compared to $9.7 million at December 31, 2006.

“We were disappointed with the level of non-performing assets at the end of March because we worked very hard to reduce those numbers,” said Mr. Small. “Since March 31, 2007, our REO has been reduced by $1.05 million with the successful sale of a large apartment complex that we have carried for over a year. We continue to work at bringing our non-accrual loans current.”

Balance Sheet Amounts
Total assets at March 31, 2007 were $1.52 billion, a slight decrease from the $1.53 billion reported at December 31, 2006. Most of the decline was in cash balances, which dropped from $47.7 million at December 31, 2006 to $36.4 million at March 31. First Defiance converted to a new check processing system during the 2006 fourth quarter that resulted in an artificially high level of cash at year end. Also, December 31, 2006 fell on a Sunday, which resulted in a higher than normal amount of checks in the process of being cleared with the Federal Reserve. Net loans receivable (excluding loans available for sale) were $1.22 billion at March 31, 2007

        Exhibit 99.1

compared to $1.23 billion at December 31, 2006. Deposits over that time period increased slightly to $1.15 billion at March 31, 2007 from $1.14 billion at December 31, 2006. Total shareholders’ equity increased to $164.5 million at March 31, 2007 compared to $159.8 million at the end of 2006. Also at March 31, 2007, goodwill and other intangible assets totaled $40.5 million compared to $38.5 million at December 31, 2006.

Environment to Remain Difficult
 “This is a difficult environment in which to operate,” stated Mr. Small. “Pressure on our net interest margin is a fact of life that we are managing through and competition for both loans and deposits is very strong. But we are confident that our community banking strategy is sound and that we have the right team in place. While this environment is going to offer tremendous challenges for us, we also think we have tremendous opportunities. Initiatives to increase core deposit accounts and to increase fee income are showing positive results; our loan growth is still strong and we are making progress in improving our asset quality.”

“We also are pleased to announce that we will be expanding into the Fort Wayne, Indiana marketplace soon with a full service First Federal banking office,” added Mr. Small. “We are very excited about our opportunities in this market, where we already have many significant commercial lending relationships. We are finalizing our site selection and hope to have the office operational by the end of the second quarter.”

Conference Call
First Defiance Financial Corp. will host a conference call at 11:00 a.m. (EDT) on Tuesday, April 17, 2007 to discuss the earnings results and business trends. The conference call may be accessed by calling 877-407-0782. The conference identification number for the call is 234567. Participants should be prepared to provide the conference identification number to join the call.

Internet access to the call is also available (in listen-only mode) at the following Web address:http://www.vcall.com/IC/CEPage.asp?ID=114893
 (Due to URL length, please copy and paste into browser.)

The audio replay of the Internet Web cast will be available at www.fdef.com until May 4, 2007.

Annual Meeting of Shareholders
First Defiance Financial Corp. will host its Annual Meeting of Shareholders at 1:00 p.m. on Tuesday, April 17, 2007 at the Company’s corporate headquarters at 601 Clinton Street in Defiance. Following the meeting, the audio replay, slide presentation and transcript will be available at the Company’s Web site at www.fdef.com.

First Defiance Financial Corp.

First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance & Investments. First Federal operates 26 full service branches and 36 ATM locations in northwest Ohio. First Insurance & Investments specializes in property and casualty and group health and life insurance, with offices in Defiance and Bowling Green, Ohio.

        Exhibit 99.1

For more information, visit the company’s Web site at www.fdef.com.

Financial Statements and Highlights Follow-

Safe Harbor Statement

This news release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 B of the Securities Act of 1934, as amended, which are intended to be safe harbors created thereby. Those statements may include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of First Defiance Financial Corp. and its management, and specifically include statements regarding: future movements of interest rates, the production levels of mortgage loan generation, the ability to continue to grow loans and deposits, the ability to benefit from a rising interest rate environment, the ability to sustain credit quality ratios at current or improved levels, the ability to sell REO properties, continued strength in the market area for First Federal Bank of the Midwest, and the ability of the Company to grow in existing and adjacent markets. These forward-looking statements involve numerous risks and uncertainties, including those inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission (SEC) filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. One or more of these factors have affected or could in the future affect the Company’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this news release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this news release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Consolidated Balance Sheets
First Defiance Financial Corp.

	March 31,	December 31,
(in thousands)	2007	2006

Assets
Cash and cash equivalents
Cash and amounts due from depository institutions	$36,376	$47,668
Interest-bearing deposits	2,380	2,355
	38,756	50,023
Securities
Available-for sale, carried at fair value	109,230	110,682
Held-to-maturity, carried at amortized cost	1,375	1,441
	110,605	112,123

Loans	1,237,072	1,239,889
Allowance for loan losses	(13,752)	(13,579)
Loans, net	1,223,320	1,226,310
Loans held for sale	3,832	3,426
Mortgage servicing rights	5,602	5,529
Accrued interest receivable	7,278	6,984
Federal Home Loan Bank stock and other interest-bearing assets	18,586	18,586
Bank Owned Life Insurance	27,680	25,326
Office properties and equipment	35,117	34,899
Real estate and other assets held for sale	2,581	2,392
Goodwill	36,464	35,090
Core deposit and other intangibles	4,074	3,397
Other assets	4,519	3,794
Total Assets	$1,518,414	$1,527,879

Liabilities and Stockholders’ Equity
Non-interest-bearing deposits	$101,089	$106,328
Interest-bearing deposits	1,045,230	1,032,117
Total deposits	1,146,319	1,138,445
Advances from Federal Home Loan Bank	128,907	162,228
Notes payable and other interest-bearing liabilities	23,450	30,424
Subordinated debentures	36,083	20,619
Advance payments by borrowers for tax and insurance	386	667
Deferred taxes	1,162	1,295
Other liabilities	17,567	14,376
Total liabilities	1,353,874	1,368,054
Stockholders’ Equity
Preferred stock	-	-
Common stock, net	117	117
Additional paid-in-capital	111,958	110,285
Stock acquired by ESOP	(415)	(628)
Accumulated other comprehensive income (loss)	(574)	(671)
Retained earnings	121,711	120,112
Treasury stock, at cost	(68,257)	(69,390)
Total stockholders’ equity	164,540	159,825
Total liabilities and stockholders’ equity	$1,518,414	$1,527,879

Consolidated Statements of Income (Unaudited)
First Defiance Financial Corp.
	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2007	2006
Interest Income:
Loans	$22,298	$20,047
Investment securities	1,432	1,343
Interest-bearing deposits	11	71
FHLB stock dividends	292	248
Total interest income	24,033	21,709
Interest Expense:
Deposits	9,540	6,823
FHLB advances and other	2,003	2,147
Subordinated debentures	337	298
Notes Payable	169	132
Total interest expense	12,049	9,400
Net interest income	11,984	12,309
Provision for loan losses	457	383
Net interest income after provision for loan losses	11,527	11,926
Non-interest Income:
Service fees and other charges	2,518	1,791
Mortgage banking income	782	734
Gain on sale of non-mortgage loans	5	-
Gain on sale of securities	-	-
Insurance and investment sales commissions	1,703	1,660
Trust income	86	79
Income from Bank Owned Life Insurance	294	237
Other non-interest income	219	14
Total Non-interest Income	5,607	4,515
Non-interest Expense:
Compensation and benefits	6,552	6,106
Occupancy	1,403	1,219
State franchise tax	363	327
Data processing	953	914
Amortization of intangibles	143	179
Other non-interest expense	2,357	1,997
Total Non-interest Expense	11,771	10,742
Income before income taxes	5,363	5,699
Income taxes	1,757	1,848
Net Income	3,606	3,851

Earnings per share:
Basic	$0.51	$0.55
Diluted	$0.50	$0.54

Average Shares Outstanding:
Basic	7,105	7,005
Diluted	7,215	7,182

Financial Summary and Comparison
First Defiance Financial Corp.
	Three Months Ended
	March 31,
(dollars in thousands, except per share data)	2007	2006	% change
Summary of Operations

Tax-equivalent interest income (1)	24,207	21,848	10.8
Interest expense	12,049	9,400	28.2
Tax-equivalent net interest income (1)	12,158	12,448	(2.3)
Provision for loan losses	457	383	19.3
Tax-equivalent NII after provision for loan loss (1)	11,701	12,065	(3.0)
Securities gains	-	-	-
Non-interest income-excluding securities gains	5,607	4,515	24.2
Non-interest expense	11,771	10,742	9.6
Income taxes	1,757	1,848	(4.9)
Net Income	3,606	3,851	(6.4)
Tax equivalent adjustment (1)	174	139	25.2
At Period End
Assets	1,518,414	1,478,190	2.7
Earning assets	1,372,475	1,344,189	2.1
Loans	1,237,072	1,203,212	2.8
Allowance for loan losses	13,752	13,848	(0.7)
Deposits	1,146,319	1,081,795	6.0
Stockholders’ equity	164,540	154,045	6.8
Average Balances
Assets	1,510,176	1,459,158	3.5
Earning assets	1,358,948	1,316,096	3.3
Deposits and interest-bearing liabilities	1,332,005	1,292,046	3.1
Loans	1,226,240	1,177,707	4.1
Deposits	1,128,765	1,065,677	5.9
Stockholders’ equity	161,128	152,602	5.6
Stockholders’ equity / assets	10.67%	10.46%	2.0
Per Common Share Data
Net Income
Basic	$0.51	$0.55	(7.3)
Diluted	0.50	0.54	(6.8)
Dividends	0.25	0.24	4.2
Market Value:
High	$30.25	$28.88	4.7
Low	27.25	25.39	7.3
Close	28.70	26.34	9.0
Book Value	22.77	21.51	5.9
Tangible Book Value	17.16	16.61	3.3
Shares outstanding, end of period (000)	7,227	7,165	0.9
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	3.63%	3.84%	(5.5)
Return on average assets	0.97%	1.07%	(9.5)
Return on average equity	9.08%	10.23%	(11.3)
Efficiency ratio (2)	66.26%	63.33%	4.6
Effective tax rate	32.76%	32.43%	1.0
Dividend payout ratio (basic)	49.02%	43.64%	12.3

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net and asset sales gains, net.
NM Percentage change not meaningful

Income from Mortgage Banking

Revenue from sales and servicing of mortgage loans consisted of the following:
	Three months ended
	March 31,
(dollars in thousands)	2007	2006

Gain from sale of mortgage loans	$512	$488
Mortgage loan servicing revenue (expense):
Mortgage loan servicing revenue	421	374
Amortization of mortgage servicing rights	(141)	(139)
Mortgage servicing rights valuation adjustments	(10)	11
	270	246
Total revenue from sale and servicing of mortgage loans	$782	$734

Yield Analysis
First Defiance Financial Corp.
	Three Months Ended March 31,
	2007			2006
	Average		Yield	Average		Yield
	Balance	Interest(1)	Rate(2)	Balance	Interest(1)	Rate(2)
Interest-earning assets:
Loans receivable	$1,226,240	$22,308	7.38%	$1,177,707	$20,053	6.91%
Securities	112,999	1,596	5.72%	114,123	1,481	5.26%
Interest Bearing Deposits	1,124	11	3.97%	6,720	66	3.98%
FHLB stock	18,585	292	6.37%	17,546	248	5.73%
Total interest-earning assets	1,358,948	24,207	7.22%	1,316,096	21,848	6.73%
Non-interest-earning assets	151,228			143,062
Total assets	$1,510,176			$1,459,158
Deposits and Interest-bearing liabilities:
Interest bearing deposits	$1,030,831	$9,540	3.75%	$973,650	$6,823	2.84%
FHLB advances and other	159,840	2,003	5.08%	185,942	2,147	4.68%
Other Borrowings	22,501	169	3.05%	19,808	132	2.70%
Subordinated debentures	20,899	337	6.54%	20,619	298	5.86%
Total interest-bearing liabilities	1,234,071	12,049	3.96%	1,200,019	9,400	3.18%
Non-interest bearing deposits	97,934	-	-	92,027	-	-
Total including non-interest-bearing demand deposits	1,332,005	12,049	3.67%	1,292,046	9,400	2.95%
Other non-interest-bearing liabilities	17,043			14,510
Total liabilities	1,349,048			1,306,556
Stockholders' equity	161,128			152,602
Total liabilities and stockholders' equity	$1,510,176			$1,459,158
Net interest income; interest rate spread		$12,158	3.26%		$12,448	3.55%
Net interest margin (3)			3.63%			3.84%
Average interest-earning assets to average interest bearing liabilities			110%			110%

Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)	1st Qtr 2007	4th Qtr 2006	3rd Qtr 2006	2nd Qtr 2006	1st Qtr 2006
Summary of Operations
Tax-equivalent interest income (1)	$24,207	$24,459	$24,240	$23,107	$21,848
Interest expense	12,049	12,065	11,883	10,694	9,400
Tax-equivalent net interest income (1)	12,158	12,394	12,357	12,413	12,448
Provision for loan losses	457	318	373	683	383
Tax-equivalent NII after provision for loan losses (1)	11,701	12,076	11,984	11,730	12,065
Investment securities gains	-	(2)	-	-	-
Non-interest income (excluding securities gains/losses)	5,607	4,924	5,060	5,127	4,515
Non-interest expense	11,771	11,210	11,091	10,795	10,742
Income taxes	1,757	1,666	1,982	1,955	1,848
Net income	3,606	3,973	3,823	3,953	3,851
Tax equivalent adjustment (1)	174	149	148	154	139
At Period End
Total assets	$1,518,414	$1,527,879	$1,524,679	$1,514,666	$1,478,190
Earning assets	1,372,475	1,376,379	1,378,707	1,377,560	1,344,189
Loans	1,237,072	1,239,889	1,236,712	1,237,464	1,203,212
Allowance for loan losses	13,752	13,579	14,298	14,239	13,848
Deposits	1,146,319	1,138,445	1,130,526	1,110,750	1,081,795
Stockholders’ equity	164,540	159,825	158,155	154,312	154,045
Stockholders’ equity / assets	10.84%	10.46%	10.37%	10.19%	10.42%
Goodwill	36,464	35,090	35,124	35,124	35,084
Average Balances
Total assets	$1,510,176	$1,516,709	$1,512,644	$1,494,535	$1,459,158
Earning assets	1,358,948	1,364,064	1,363,714	1,346,630	1,316,096
Deposits and interest-bearing liabilities	1,332,005	1,340,179	1,340,020	1,325,344	1,292,046
Loans	1,226,240	1,225,567	1,225,456	1,209,263	1,177,707
Deposits	1,128,765	1,125,641	1,124,397	1,090,331	1,065,677
Stockholders’ equity	161,128	159,314	156,017	154,260	152,602
Stockholders’ equity / assets	10.67%	10.50%	10.31%	10.32%	10.46%
Per Common Share Data
Net Income:
Basic	$0.51	$0.56	$0.54	$0.56	$0.55
Diluted	0.50	0.55	0.53	0.55	0.54
Dividends	0.25	0.25	0.24	0.24	0.24
Market Value:
High	$30.25	$30.70	$28.69	$30.29	$28.88
Low	27.25	26.87	25.18	25.09	25.39
Close	28.70	30.25	28.53	26.35	26.34
Book Value	22.77	22.38	22.16	21.68	21.51
Shares outstanding, end of period (in thousands)	7,227	7,142	7,140	7,117	7,165
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	3.63%	3.60%	3.59%	3.69%	3.84%
Return on average assets	0.97%	1.04%	1.00%	1.06%	1.07%
Return on average equity	9.08%	9.89%	9.72%	10.28%	10.23%
Efficiency ratio (2)	66.26%	64.73%	63.68%	61.55%	63.31%
Effective tax rate	32.76%	29.54%	34.14%	33.09%	32.43%
Dividend payout ratio (basic)	49.02%	44.64%	44.44%	42.86%	43.64%
(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net and asset sales gains, net.

Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)	1st Qtr 2007	4th Qtr 2006	3rd Qtr 2006	2nd Qtr 2006	1st Qtr 2006
Loan Portfolio Composition
One to four family residential real estate	$243,632	$250,808	$260,028	$270,493	$268,380
Construction	14,277	17,339	16,578	19,912	18,462
Commercial real estate	579,463	579,860	568,346	549,345	544,342
Commercial	242,543	232,914	231,232	236,845	215,279
Consumer finance	40,857	43,770	46,969	49,593	52,530
Home equity and improvement	123,404	122,789	120,883	116,250	112,927
Total loans	1,244,176	1,247,480	1,244,036	1,242,438	1,211,920
Less:
Loans in process	6,012	6,409	6,118	9,111	7,443
Deferred loan origination fees	1,092	1,182	1,206	1,397	1,265
Allowance for loan loss	13,752	13,579	14,298	14,239	13,848
Net Loans	$1,223,320	$1,226,310	$1,222,414	$1,217,691	$1,189,364

Allowance for loan loss activity
Beginning allowance	$13,579	$14,298	$14,239	$13,848	$13,673
Provision for loan losses	457	318	373	683	383
Credit loss charge-offs:
One to four family residential real estate	85	244	58	23	188
Commercial real estate	146	664	134	173	57
Commercial	81	62	85	13	17
Consumer finance	71	95	67	135	95
Home equity and improvement	-	65	48	21	32
Total charge-offs	383	1,130	392	365	389
Total recoveries	99	93	78	73	181
Net charge-offs (recoveries)	284	1,037	314	292	208
Ending allowance	$13,752	$13,579	$14,298	$14,239	$13,848

Credit Quality
Non-accrual loans	$8,211	$7,283	$7,018	$5,504	$3,856
Loans over 90 days past due and still accruing	-	-	-	-	-
Total non-performing loans (1)	8,211	7,283	7,018	5,504	3,856
Real estate owned (REO)	2,581	2,392	3,026	3,434	3,710
Total non-performing assets (1)	$10,792	$9,675	$10,044	$8,938	$7,566
Net charge-offs	284	1,037	314	292	208

Allowance for loan losses / loans	1.11%	1.10%	1.16%	1.16%	1.15%
Allowance for loan losses / non-performing assets	127.43%	140.35%	142.35%	159.31%	183.03%
Allowance for loan losses / non-performing loans	167.48%	186.45%	203.73%	258.70%	359.13%
Non-performing assets / loans plus REO	0.87%	0.78%	0.81%	0.72%	0.63%
Non-performing assets / total assets	0.71%	0.64%	0.66%	0.59%	0.51%
Net charge-offs / average loans (annualized)	0.09%	0.34%	0.10%	0.10%	0.07%

Deposit Balances
Non-interest-bearing demand deposits	$101,089	$106,328	$102,664	$95,468	$94,515
Interest-bearing demand deposits and money market	313,327	306,003	300,680	307,077	295,873
Savings deposits	88,345	74,491	73,518	76,603	80,826
Retail time deposits less than $100,000	498,136	493,594	469,939	442,915	437,609
Retail time deposits greater than $100,000	136,248	140,392	141,889	132,566	135,655
National/Brokered time deposits	9,174	17,637	41,836	56,121	37,317
Total deposits	$1,146,319	$1,138,445	$1,130,526	$1,110,750	$1,081,795

 (1)   Non-performing loans consist of non-accrual loans that are contractually past due 90 days or more and loans that are deemed impaired under the criteria of FASB Statement No. 114. Non-performing assets are non-performing loans plus real estate and other assets acquired by foreclosure or deed-in-lieu thereof.